SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Exhibit A

The Schedule to which this attachment is appended is filed on behalf of the following subsidiary or subsidiaries listed below, which are classified as banks or brokers for the purposes of 17 CFR 140.13d-1 (b) (ii) (B).

U.S. Bank National Association (BK)
800 Nicollet Mall
Minneapolis, MN  55402-4302

U.S. Bancorp Piper Jaffray, Inc. (BD)
800 Nicollet Mall, Suite 800
Minneapolis, MN  55402

U.S. Bancorp Asset Management, Inc. (IA)
800 Nicollet Mall
Minneapolis, MN  55402